Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS STRONG THIRD QUARTER 2010 EARNINGS OF $0.17 PER SHARE OR AN INCREASE OF 31%

Elkridge, MD. November 4, 2010. GP Strategies Corporation (NYSE: GPX), a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services through its principal operating subsidiary General Physics Corporation, today reported financial results for the quarter ended September 30, 2010.

Overview of Third Quarter 2010 Results:

•                  Revenue of $66.1 million for third quarter of 2010 compared to $54.1 million for third quarter of 2009 or an increase of 22%

•                  EBITDA of $6.6 million for third quarter of 2010, up $2.1 million or 45% compared to EBITDA of $4.5 million for third quarter of 2009

•                  Cash and cash equivalents of $30.1 million as of September 30, 2010

The Company earned $0.17 per diluted share for the quarter ended September 30, 2010, compared to earnings of $0.13 per diluted share for third quarter of 2009. Organic revenue growth was 4% for the Company as a whole and 14% for its Manufacturing & BPO segment during the third quarter of 2010 compared to the third quarter of 2009. Revenue in the Sandy segment contributed to the organic growth, increasing by 7% compared to the third quarter of 2009, despite a $2.2 million decline in publication revenue.  Net income for the quarter ended September 30, 2010 increased $1.2 million or 58%.  The net income growth was primarily due to margins growing at a faster rate than revenue, which resulted in a $2.3 million or 26% increase in gross profit.

“I am pleased to report that the positive results reported in our second quarter of 2010 continued, and we achieved strong financial results in the third quarter of 2010, including EBITDA of approximately 10% of revenue compared to 8.4% in the third quarter of 2009” said Scott N. Greenberg, Chief Executive Officer.  “In addition to organic growth, we also saw improved results from some of our recent acquisitions.  We will continue to evaluate strategic acquisitions to further develop our platform and services.  We believe our diverse service offerings, combined with our financial strength, keeps us well positioned to continue to take advantage of the many opportunities in the highly fragmented custom training industry.”

Balance Sheet and Cash Flow Highlights

As of September 30, 2010, the Company had cash and cash equivalents of $30.1 million compared to $10.8 million as of December 31, 2009. The Company had no short-term borrowings or long-term debt outstanding and $27.5 million of available borrowings under its revolving credit facility as of September 30, 2010. Cash provided by operating activities was $12.8 million for the quarter ended September 30, 2010 and $23.1 million for the nine months ended September 30, 2010.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on Thursday, November 4, 2010. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-633-3324 or 973-935-8549, using conference ID number 91552008. A telephone replay of the call will also be available beginning at 11:00 a.m. on November 4th, until 11:59 p.m. on November 18th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 91552008.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including EBITDA (earnings before interest, income taxes, depreciation and amortization). The Company believes this non-GAAP financial measure is useful to investors in evaluating the Company’s results. This measure should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — EBITDA, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$66,078	$54,099	$189,107	$161,447
Cost of revenue	54,851	45,211	158,986	136,335
Gross profit	11,227	8,888	30,121	25,112
Selling, general and administrative expenses	5,776	5,223	17,215	15,266
Gain (loss) on change in fair value of contingent consideration, net	(55)	—	1,478	—
Goodwill and intangible asset impairment loss	—	—	—	10,163
Operating income (loss)	5,396	3,665	14,384	(317)
Interest expense	47	52	147	157
Other income	143	107	437	319
Income (loss) before income tax expense	5,492	3,720	14,674	(155)
Income tax expense	2,349	1,737	6,217	3,022
Net income (loss)	$3,143	$1,983	$8,457	$(3,177)

Basic weighted average shares outstanding	18,610	15,725	18,607	15,854
Diluted weighted average shares outstanding	18,725	15,842	18,713	15,911

Per common share data:
Basic earnings (loss) per share	$0.17	$0.13	$0.45	$(0.20)
Diluted earnings (loss) per share	$0.17	$0.13	$0.45	$(0.20)

Other data:
Adjusted EBITDA (1)	$6,615	$4,547	$18,126	$12,502

(1)          The term Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue by segment:
Manufacturing & BPO	$38,532	$25,251	$105,916	$69,957
Process & Government	10,701	12,920	32,040	40,057
Energy	5,487	5,344	16,564	16,893
Sandy Training & Marketing	11,358	10,584	34,587	34,540
Total revenue	$66,078	$54,099	$189,107	$161,447

Gross profit by segment:
Manufacturing & BPO	$5,928	$3,728	$15,949	$9,519
Process & Government	1,546	1,882	5,032	6,162
Energy	1,841	1,590	4,791	4,549
Sandy Training & Marketing	1,912	1,688	4,349	4,882
Total gross profit	$11,227	$8,888	$30,121	$25,112

Operating income by segment:
Manufacturing & BPO (2)	$2,827	$1,528	$6,825	$(6,620)
Process & Government	720	828	2,549	2,880
Energy	1,429	1,151	3,475	3,144
Sandy Training & Marketing	966	739	1,268	1,725
Corporate and other costs	(491)	(581)	(1,211)	(1,446)
Gain on change in fair value of contingent consideration	(55)	—	1,478	—
Total operating income (loss)	$5,396	$3,665	$14,384	$(317)

Supplemental Cash Flow Information:
Net cash provided by (used in) operating activities	$12,823	$5,305	$23,085	$10,146
Capital expenditures	(135)	(257)	(576)	(613)
Free cash flow	$12,688	$5,048	$22,509	$9,533

(2)          The operating loss for the Manufacturing & BPO segment for the nine months ended September 30, 2009 includes a $10,163,000 goodwill and intangible asset impairment loss recognized during the second quarter of 2009.

Non-GAAP Reconciliation — Adjusted EBITDA

(In thousands)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Net income (loss)	$3,143	$1,983	$8,457	$(3,177)
Interest expense	47	52	147	157
Income tax expense	2,349	1,737	6,217	3,022
Depreciation and amortization	1,076	775	3,305	2,337
Goodwill and intangible asset impairment loss	—	—		10,163
Adjusted EBITDA (3)	$6,615	$4,547	$18,126	$12,502

(3)          Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization, and goodwill and intangible asset impairment loss to net income. Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Current assets:
Cash and cash equivalents	$30,072	$10,803
Accounts and other receivables	42,372	45,471
Inventories, net	254	557
Costs and estimated earnings in excess of billings on uncompleted contracts	12,966	10,590
Prepaid expenses and other current assets	5,392	6,692
Total current assets	91,056	74,113
Property, plant and equipment, net	2,341	3,121
Goodwill and other intangibles, net	80,138	77,531
Other assets	1,693	1,936
Total assets	$175,228	$156,701

Current liabilities:
Accounts payable and accrued expenses	$29,220	$23,464
Billings in excess of costs and estimated earnings on uncompleted contracts	16,115	13,272
Total current liabilities	45,335	36,736
Other noncurrent liabilities	9,620	9,075
Total liabilities	54,955	45,811
Total stockholders’ equity	120,273	110,890
Total liabilities and stockholders’ equity	$175,228	$156,701

# # # #

C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725